UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2010

KBS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact name of registrant specified in its charter)

Maryland	000-53649	26-0658752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

Real Estate-Related Investments

Origination of Pappas Commerce First Mortgage

On April 5, 2010, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, originated a first mortgage loan in the amount of up to $47.0 million (the “Pappas Commerce First Mortgage”) from a borrower unaffiliated with the Company or its advisor, KBS Capital Advisors LLC (the “Advisor”). The borrower used the proceeds from the loan to refinance an industrial park located on approximately 38-acres of land in Boston, Massachusetts and to provide additional funds for capital improvements and the construction of a grocery store. As of April 5, 2010, $29.0 million had been disbursed and another $18.0 million remains available for future funding, subject to certain conditions set forth in the loan agreement.

The Pappas Commerce First Mortgage matures on July 1, 2014 and the Company receives interest-only payments during the term of the loan. The Pappas Commerce First Mortgage may be prepaid in whole (but not in part) subject to a formula-based yield maintenance premium.

Real Estate Investments

Acquisition of Hartman II

On April 7, 2010, the Company, through an indirect wholly owned subsidiary, acquired an industrial building containing 261,799 rentable square feet located on approximately 23.3-acres of land in Austell, Georgia (“Hartman II”). The seller is not affiliated with the Company or its Advisor. The contractual purchase price of Hartman II is approximately $10.8 million plus closing costs. The Company funded the purchase of Hartman II with proceeds from the Company’s ongoing initial public offering, but may later place mortgage debt on the property.

Hartman II is located at 555 Hartman Road in Austell, Georgia and is currently 100% leased to a single tenant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: April 9, 2010	BY:	/s/ CHARLES J. SCHREIBER, JR.
Charles J. Schreiber, Jr.
Chairman of the Board, Chief Executive Officer and Director